Exhibit 6.3

[DATE]
To:
From:

Advisor Agreement with YouNow, Inc.

Dear [Advisor],

We would be delighted to benefit from your advice and services for YouNow, Inc., a Delaware corporation (hereinafter the “Company” or “we”). Please review the terms of this Letter Agreement (this Agreement”) and confirm your decision to serve as an independent advisor for the Company by executing below. For purposes of this Agreement, you may be referred to herein as the “Advisor” or “you”.

As the Advisor, you will provide the Company with your advice as requested by the Company (the “Services”). The Services shall include, without limitation, (i) advising the Company’s management on various high-level issues relating to the Company’s strategy, products, marketing, sales, general management and operations (including operation plan, recruitment, vision, mission and objectives); (ii) locating and identifying to the Company’s management industry contacts to whom the Company believes can be helpful in promoting the Company’s business and introducing the Company’s management to such contacts at the request of the Company; (iii) participating from time to time in conference calls; (iv) reviewing and providing comments to smart contracts and other applicable documents as requested by the Company; (v) providing guidance to the Company with respect to the framework of the smart contracts; (vi) making efforts towards initiating business referrals for the Company as the Company’s management may request from time to time; and (vii) supplying the Company with professional feedback and insight on the Company’s development, strategies and business opportunities relating to the Company’s business as may be reasonably requested by the Company from time to time. For the sake of clarity, the Company here confirms that you shall not be held liable for any damages resulting from the smart contracts. You hereby agree that as the Advisor, you shall make yourself available to the Company and provide the aforementioned Services. You also hereby agree and confirm that the Company shall include your name in the description of the “Advisors” section on the Company’s website and in any other publication with such size and format to be agreed upon between you and the Company.

Without limiting or derogating from the foregoing, you, as the Advisor, hereby represent and warrant to the Company that: (i) you do not have any outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the performance thereof, or that would preclude you from complying with the provisions hereof; (ii) you are not currently, nor will he, by entering into or performing this Agreement or any provisions hereto, be deemed to be, violating any rights of any former or current employer; and (iii) you will not, in carrying out your duties under this Agreement, make any representations or give any guarantees on behalf of the Company, except as you are explicitly authorized so to do.

As the sole compensation for the Services, the Company shall grant to you [Token Amount] Tokens following the token sale event to be conducted by the Company via deployment on a block chain or distributed ledger technology, or any similar technology intended for implementing a digital currency. The Tokens you receive shall vest as follows: [Insert Vesting Schedule].

For purposes hereof, the term “Token” shall mean digital cryptographic tokens, typically virtual currency, that are implemented on a block chain or distributed ledger technology. You hereby agree and acknowledge that the Tokens to be granted to you constitute the Company’s sole obligation towards you and that you will not be entitled to any other remuneration or other payment whatsoever. The Advisor shall also not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, or the like that are made available to employees of the Company. On the basis of your status as an independent contractor, you shall file and be liable for your own tax reports including all income, social security, capital gain and other taxes, whether federal, state, municipal or other, due and owing on the consideration received by you under this Agreement and you undertake to pay all such taxes and duties on time. You hereby assume and accept any and all liability resulting from receiving Tokens as compensation and acknowledge that the Company shall not have any liability, of any kind whatsoever, with respect to the compensation you receive pursuant to this Agreement and/or the Services you provide.

As the Advisor, you are an independent contractor and you have elected to provide the Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise, agency or any other similar relationship between you and the Company. The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Services.

As an Advisor of the Company, you will be granted access to confidential information of the Company. By executing below, you hereby agree that, during your tenure as an Advisor and permanently thereafter, any and all information obtained from, or in connection with, this Agreement will be deemed Confidential Information of the Company and shall be retained as confidential by the Advisor and not divulged to any third party, or used for any unauthorized purposes. Confidential Information cannot not be disseminated or in any way disclosed to any third party without the Company’s prior written consent. All Confidential Information remains the property of the Company and no license or other rights shall be deemed granted in, or to, the Confidential Information. For purposes hereof, “Confidential Information” includes, but is not be limited to, information related to actual or anticipated content, Company IP (as hereinafter defined), computer files, product definitions, media content (in any form), manuals, videos, processes, business secrets/ plans, copyrights, proprietary information, customer lists, list of suppliers or clients, marketing plans, strategies, forecasts, finances, sales, prices, techniques and any other information related to the business or affairs of the Company (or related entities) or its clients. Confidential Information will include information in written, oral and/or any other form of communication.

Notwithstanding the foregoing confidentiality obligations, you shall not be liable under any federal or state trade secrets for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding only if such filing is made under seal. The Advisor hereby further understands and acknowledges that in the event the Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of the law, the Advisor may disclose the trade secret to your attorney and use the trade secret information in the court proceeding only if (i) any documents the Advisor files containing such trade secrets are filed under seal and (ii) Advisor does not disclose the trade secret except pursuant to a court order. For the sake of clarity, the exceptions set forth in this paragraph shall only apply to trade secrets of the Company and shall not affect, or apply to, any other Confidential Information and shall not derogate from the Advisor’s confidentiality obligations set forth herein.

By executing this Agreement, you represent and confirm to the Company that any and all inventions, improvements, designs, concepts, techniques, know-how, methods, systems, processes, computer software programs (in source and object form), data, databases, mask work, discoveries, designs, ideas, trademarks, trade secrets, original works of authorship, developments, inventions, mask works or any results, deliveries or outcomes in any format resulting from the Services, whether or not patentable, copyrightable or protectable as trade secrets, or any other intellectual property of any kinds (and rights relating thereto), that are made or conceived or created by the Advisor, whether alone or jointly with others, and which are work products of Advisor in performance of the Services or result from the work performed by the Advisor for the Company (the foregoing collectively referred to as the “Company IP”) shall be exclusively and solely owned by the Company. You hereby irrevocably transfer and assign to the Company all worldwide patents, patent applications, copyrights, trade secrets and any other intellectual property rights of any kind in, and to, any Company IP, and waive any and all moral rights that you may have in, or with respect to, any Company IP. You hereby agree to assist the Company, at the Company’s expense, in every proper way to obtain and enforce for the Company any patents, copyrights, and other legal protections for the Company IP in any and all countries.

This Agreement shall be deemed effective as of date hereof and continue for a period of one (1) year (the “Term”). The Term may be extended by mutual consent of the Company and the Advisor. The Company or the Advisor may terminate this Agreement at any time upon thirty (30) days’ prior written notice.

The laws of the State of New York shall apply to, and govern, this Agreement. The competent courts in the State of New York shall have the sole and exclusive jurisdiction in any matter arising out of, or in connection with, this Agreement and the parties hereto irrevocably submit to such jurisdiction. This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof. In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect. This Agreement shall not be amended except by written consent of the parties. The Services to be rendered by the Advisor are personal in nature and may not be assigned or delegated by the Advisor without the prior written consent of the Company. The Company may assign this Agreement without the prior written consent of the Advisor. This Agreement may be executed in counterparts.

We are looking forward to working with you and having a fruitful cooperation.

Very Truly Yours,
YOUNOW, INC.
By:
Name:
Title:

AGREED AND ACCEPTED

By executing below, I, the undersigned, hereby acknowledge, accept and confirm the terms of this Agreement and agree to be bound thereby in all respects.

[Advisor]	Date